Exhibit B

Execution Copy

CHINA AUTOPARTS, INC.

INVESTOR RIGHTS AGREEMENT (SEC)

THIS INVESTOR RIGHTS AGREEMENT (this “Agreement”) is entered into as of February 2, 2005 by and among China Autoparts, Inc., a Delaware corporation (the “Company”), Rhohan Holdings Limited, a British Virgin Islands company (“Rhohan”), Chengdu Tonglin Casting Industrial Co., Ltd., a wholly foreign-owned enterprise established under the laws of the People’s Republic of China (the “PRC Subsidiary”) (the Company, Rhohan and the PRC Subsidiary are collectively referred to herein as the “Group Companies” and each individually as a “Group Company”), Double Unity Investments Limited, a British Virgin Islands company (“Double Unity”), and Li Yungao (the “Founder”), and JE Castings Investments Limited, a British Virgin Islands company (the “Investor”).

RECITALS

A. The Investor, Double Unity, the Founder and each of the Group Companies are parties to certain Stock Purchase Agreement dated the date hereof (the “Stock Purchase Agreement”) relating to the issue and sale of shares of the Company’s Series A Preferred Stock (the “Series A Preferred Stock”) and transfer and sale of certain outstanding shares of the Company’s Common Stock (the “Common Stock”).

B. The parties’ obligations under the Stock Purchase Agreement are conditioned, among other things, upon the execution and delivery of this Agreement by the Investor, Double Unity, the Founder and each Group Company.

C. Pursuant to the Stock Purchase Agreement, the Investor, Double Unity, the Founder and the Group Companies shall enter into this Agreement.

ACCORDINGLY, THE PARTIES HEREBY AGREE AS FOLLOWS:

1. Registration Rights. The Company covenants and agrees as follows:

1.1 Applicability of Rights. The Holders (as defined in Section 1.2(c) below) shall be entitled to the following rights with respect to any potential public offering of Common Stock in the United States, and to any analogous or equivalent rights with respect to any other offering of securities in any other jurisdiction pursuant to which the Company undertakes to publicly offer or list such securities for trading on an internationally recognized securities exchange.

1.2 Definitions. For purposes of this Section 1:

(a) The term “Act” means the Securities Act of 1933, as amended.

(b) The term “Form S-3” means such form under the Act as in effect on the date hereof or any registration form under the Act subsequently adopted by the SEC that permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

(c) The term “Holder” means the Investor and any other person owning or having the right to acquire Registrable Securities or any permitted assignee thereof in accordance with Section 1.12 hereof.

(d) The term “Initial Public Offering” means the first firm commitment underwritten public offering of securities of the Company pursuant to an effective registration statement under the Act (and for the avoidance of doubt, excluding the Registration Statement on Form SB-2 filed by the Company with the SEC on November 4, 2004 and any amendments thereto) and other than a registration statement relating either to the sale of securities to employees of the Company pursuant to a stock option, stock purchase or similar plan or an SEC Rule 145 transaction).

(e) The term “1934 Act” means the Securities Exchange Act of 1934, as amended.

(f) The term “Qualified Public Offering” shall mean (i) the first firm commitment underwritten public offering of securities of the Company pursuant to an effective registration statement under the Act (and for the avoidance of doubt, excluding the Form SB-2 filed by the Company with the SEC on November 4, 2004 and any amendments thereto and other than a registration statement relating either to the sale of securities to employees of the Company pursuant to a stock option, stock purchase or similar plan or an SEC Rule 145 transaction) with net proceeds to the Company of more than US$20,000,000 (excluding underwriter discounts and commissions) and which shall result in at least twenty percent (20%) of the share capital of the Company being registered, or (ii) a similar public offering of the Common Stock in another jurisdiction which results in the Common Stock trading publicly on a recognized regional or national securities exchange, including without limitation the Hong Kong Stock Exchange; provided that the offering referred to in this clause (ii) is subject to the prior written approval of the Holder.

(g) The term “register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Act, and the declaration or ordering of effectiveness of such registration statement or document.

(h) The term “Registrable Securities” means (i) the shares of Series A Preferred Stock and Common Stock owned by the Investor; (ii) the shares of Common Stock issuable or issued upon conversion of the Company’s Series A Preferred Stock and (iii) any Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security that is issued as) a dividend or other distribution with respect to, or in exchange for, or in replacement of, the shares referenced in (i) or (ii) above, excluding in all cases, however, any Registrable Securities sold by a person (x) in a transaction in which his, her or its rights under this Section 1 are not assigned, (y) pursuant to a registration statement under the Act that has been declared effective and such Registrable Securities have been disposed of pursuant to such effective registration statement, or (z) in a transaction in which such Registrable Securities are sold pursuant to Rule 144 (or any similar provision then in force) under the Act.

(i) The number of shares of “Registrable Securities then outstanding” shall be determined by the number of shares of Common Stock outstanding that are, and the number of shares of Common Stock issuable pursuant to then exercisable or convertible securities that are, Registrable Securities.

(j) The term “SEC” shall mean the United States Securities and Exchange Commission.

1.3 Request for Registration.

(a) Subject to the conditions of this Section 1.3, if the Company shall receive at any time after the earlier of (i) three (3) years after the Closing (as defined in the Stock Purchase Agreement) or (ii) six (6) months after the effective date of the Initial Public Offering, a written request from a Holder requesting that the Company file a registration statement under the Act covering the registration of Registrable Securities, then the Company shall, within ten (10) days of receipt of such written notice (“Request Notice”), provide written notice of such request to all Holders, and shall use its best efforts to effect, as soon as practicable, the registration under the Act of all Registrable Securities that the Holders request to be registered within forty-five (45) days of receipt of such Request Notice.

(b) If the Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of its request made pursuant to this Section 1.3 and the Company shall include such information in the written notice referred to in Section 1.3(a).

(c) In addition, the Company shall not be required to effect a registration pursuant to this Section 1.3:

(i) If the Holders, together with the holders of any other securities of the Company entitled to registration, propose to sell Registrable Securities at an aggregate price to the public (net of any underwriters’ discounts or commissions) of less than US$5,000,000;

(ii) after the Company has effected two (2) registrations pursuant to this Section 1.3, and such registrations have been declared or ordered effective;

(iii) if the Company has effected a registration pursuant to this Section 1.3 within the preceding six (6) months, and such registration has been declared or ordered effective;

(iv) during the period starting with the date of the filing of, and ending on a date six (6) months following the effective date of, a Company-initiated registration subject to Section 1.4, provided, however, that the Company is actively employing in good faith all reasonable efforts to cause such registration statement to become effective;

(v) in any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, unless the Company is already subject to service in such jurisdiction and except as may be required under the Act;

(vi) in the event that the Registrable Securities to which the request relates may be sold pursuant to Rule 144(k); in which case, the Company, at its expense, shall provide the opinion letter required to remove any legend on the Registrable Securities upon receipt of the proper representation letter from the Holder.

1.4 Company Registration.

(a) If the Company proposes to register (including for this purpose a registration effected by the Company for stockholders other than the Holders) any of its stock or other securities under the Act in connection with the public offering of such securities (other than a registration relating solely to the sale of securities to participants in a Company stock plan, a registration relating to a corporate reorganization or other transaction under Rule 145 of the Act, a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities, or a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered), the Company shall, at such time, promptly give the Holders written notice of such registration. Upon the written request of any Holders given within twenty (20) days after mailing of such notice by the Company, the Company shall, subject to the provisions of Section 1.6(e), use its commercially reasonable efforts to cause to be registered under the Act all of the Registrable Securities that such Holders have requested to be registered. For the avoidance of doubts, there shall be no limit on the number of times the Holder may request registration of Registrable Securities under Section 1.4(a).

(b) Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 1.4 prior to the effectiveness of such registration whether or not the Holders have elected to include securities in such registration. The expenses of such withdrawn registration shall be borne by the Company in accordance with Section 1.8.

1.5 Form S-3 Registration. In case the Company shall receive from a Holder a written request or requests that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder, the Company shall:

(a) promptly give written notice of the proposed registration, and any related qualification or compliance, to all Holders; and

(b) use best efforts to effect, as soon as practicable, such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of the Holder’s Registrable Securities as are specified in such request, provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this Section 1.5:

(i) if Form S-3 is not available for such offering by the Holders;

(ii) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public (net of any underwriters’ discounts or commissions) of less than US$1,000,000;

(iii) if the Company has, within the six (6) month period preceding the date of such request, already effected one registration on Form S-3 for the Holder pursuant to this Section 1.5;

(iv) in any particular jurisdiction in which the Company would be required to qualify to do business, where not otherwise required, or to execute a general consent to service of process in effecting such registration, qualification or compliance; or

(v) after the Company has effected two (2) registrations pursuant to this Section 1.3, and such registrations have been declared or ordered effective.

(c) Subject to the foregoing, the Company shall file a registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holder. Registrations effected pursuant to this Section 1.5 shall not be counted as requests for registration effected pursuant to Section 1.3 or Section 1.4.

1.6 Obligations of the Company. Whenever required under this Section 1 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a) prepare and file with the SEC a registration statement with respect to such Registrable Securities and use commercially reasonable efforts to cause such registration statement to become effective, and, upon the request of the Holder, keep such registration statement effective for a period of up to six (6) months or, if earlier, until the distribution contemplated in the Registration Statement has been completed or until the Registrable Securities may be sold under Rule 144(k); provided, however, that (i) such six (6) month-period shall be extended for a period of time equal to the period the Holder refrains from selling any securities included in such registration at the request of an underwriter of Common Stock (or other securities) of the Company; and (ii) in the case of any registration of Registrable Securities on Form S-3 which are intended to be offered on a continuous or delayed basis, such six (6) month-period shall be extended, if necessary, to keep the registration statement effective until all such Registrable Securities are sold, provided that Rule 415, or any successor rule under the Act, permits an offering on a continuous or delayed basis, and provided further that applicable rules under the Act governing the obligation to file a post-effective amendment permit, in lieu of filing a post-effective amendment which (I) includes any prospectus required by Section 10(a)(3) of the Act or (II) reflects facts or events representing a material or fundamental change in the information set forth in the registration statement, the incorporation by reference of information required to be included in (I) and (II) above to be contained in periodic reports filed pursuant to Section 13 or 15(d) of the 1934 Act in the registration statement;

(b) prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Act with respect to the disposition of all securities covered by such registration statement;

(c) furnish to each Holder (i) a draft copy of the registration statement, and (ii) such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Act, and such other documents as it may reasonably request in order to facilitate the disposition of Registrable Securities owned by it;

(d) use commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or “blue sky” laws of up to 10 jurisdictions as shall be reasonably requested by the Holders, provided, however, that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business, where not otherwise required, or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the Act;

(e) in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement. In connection with any offering involving an underwriting of shares of the Company’s capital stock, the Company shall not be required to include any of such Holder’s securities in such underwriting unless such Holder accepts the terms of the underwriting as agreed upon between the Company and the underwriters selected by the Holders of a majority in interest of the Registrable Securities, and enters into an underwriting agreement in customary form. If the total amount of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the amount of securities sold other than by the Company that the underwriters determine in their sole discretion is compatible with the success of the offering, then subject to Section 1.3 above, the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, that the underwriters determine in their sole discretion will not jeopardize the success of the offering (the securities so included to be apportioned pro rata among the selling stockholders according to the total amount of securities entitled to be included therein owned by each selling stockholder or in such other proportions as shall mutually be agreed to by such selling stockholders, except that no Registrable Securities of the Holders shall be excluded until all Common Stock held by directors, officers and employees of the Company have been excluded), but in no event shall the amount of securities of the Holders included in the offering be reduced below twenty-five percent (25%) of the total amount of securities included in such offering, unless such offering is the Initial Public Offering of the Company’s securities, in which case the selling stockholders may be excluded if the underwriters make the determination described above and no other stockholder’s securities are included. For purposes of the preceding parenthetical concerning apportionment, for any selling stockholder that is a Holder of Registrable Securities and that is a partnership or corporation, the partners, retired partners and stockholders of the Holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single “selling stockholder,” and any pro rata reduction with respect to such “selling stockholder” shall be based upon the aggregate amount of Registrable Securities owned by all entities and individuals included in such “selling stockholder,” as defined in this sentence;

(f) notify each Holder of Registrable Securities covered by such registration statement, at any time when a prospectus relating thereto is required to be delivered under the Act, of (i) the issuance of any stop order by the SEC in respect of such registration statement, or (ii) the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

(g) cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed; provided, however, that in the case of a registration effected pursuant to Section 1.3 above, which registration constitutes the Initial Public Offering and if some Registrable Securities are not already trading on a recognized regional or national exchange or quotation system in the United States, Hong Kong, Singapore or any other jurisdiction approved by a majority in interest of the Registrable Securities, the Registrable Securities shall be listed on such an exchange or quotation system;

(h) provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration; and

(i) Use its best efforts to furnish, at the request of the Holders requesting registration of Registrable Securities pursuant to this Section 1, on the date that such Registrable Securities are delivered to the underwriters for sale in connection with a registration pursuant to this Section 1, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering and reasonably satisfactory to the Holder, addressed to the underwriters and to the Holder, and (ii) a “comfort” letter dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering and reasonably satisfactory to the Holders of a majority in interest of the Registrable Securities requested to be registered, addressed to the underwriters and to the Holders requesting registration.

1.7 Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 1 with respect to the Registrable

Securities of the Holder that each Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be reasonably required to effect the registration of each Holder’s Registrable Securities.

1.8 Expenses of Registration.

(a) All expenses other than underwriting discounts and commissions incurred in connection with registrations, filings or qualifications pursuant to Sections 1.3, 1.4 and 1.5, including, without limitation, all registration, filing and qualification fees (including “blue sky” fees), printers’ and accounting fees, fees and disbursements of counsel for the Company (including fees and disbursements of counsel for the Company in its capacity as counsel to the Holders hereunder; if Company counsel does not make itself available for this purpose, the Company will pay the reasonable fees and disbursements not to exceed US$15,000 of one counsel for the Holders) shall be borne by the Company.

1.9 Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 1.

1.10 Indemnification. In the event any Registrable Securities are included in a registration statement under this Section 1:

(a) The Company will indemnify and hold harmless the Holders, the partners or officers, directors and stockholders of the Holders, legal counsel and accountants for the Holders, any underwriter (as defined in the Act) for the Holders and each person, if any, who controls the Holders or underwriter, within the meaning of the Act, the 1934 Act, any federal or state laws, or any other laws or regulations outside the jurisdiction of the United States, against any losses, claims, damages or liabilities (joint or several) to which they may become subject under the Act, the 1934 Act, any federal or state laws, or any other laws or regulations outside the jurisdiction of the United States, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Act, the 1934 Act, any federal or state securities laws or any rule or regulation promulgated under the Act, the 1934 Act, any federal or state securities laws or any other laws or regulations of any jurisdiction outside the United States in connection with the offering covered by such registration statement; and the Company will reimburse the Holders, partner, officer, director, stockholder, counsel, accountant, underwriter or controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 1.10(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation that occurs in reliance upon and in conformity with information furnished expressly for use in connection with such registration by any Holder, partner, officer, director, stockholder, counsel, accountant underwriter or controlling person.

(b) Each Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Act, any underwriter, any other stockholder selling securities in such registration statement and any controlling person of any such underwriter or other stockholder, against any losses, claims, damages or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Act, the 1934 Act or any other federal or state laws, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation (but excluding clause (iii) of the definition thereof), in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with information furnished by such Holder expressly for use in connection with such registration; and each Holder will reimburse any person intended to be indemnified pursuant to this Section 1.10(b) for any legal or other expenses reasonably incurred by such person in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section 1.10(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of such Holder, provided, further, that in no event shall any indemnity under this Section 1.10(b) exceed the net proceeds from the offering received by such Holder.

(c) Promptly after receipt by an indemnified party under this Section 1.10 of actual knowledge of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 1.10, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 1.10 to the extent of such prejudice, but the omission to so deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 1.10.

(d) If the indemnification provided for in this Section 1.10 (i) is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to herein or (ii) contribution under the Act may be required on the part of any indemnified party in circumstances for which indemnification if provided under this Section 1.10, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of and the relative benefits received by the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations, provided, however, that no person guilty of fraud shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission. The relative benefits received by the indemnifying party and the indemnified party shall be determined by reference to the net proceeds and underwriting discounts and commissions from the offering received by each such party. In no event shall any contribution under this Section 1.10(d) by a Holder exceed the net proceeds from the offering received by such Holder, less any amounts paid under subsection 1.10(b).

(e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(f) The obligations of the Company and each Holder under this Section 1.10 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 1, and otherwise.

1.11 Reports Under Securities Exchange Act of 1934. With a view to making available to the benefits of Rule 144 promulgated under the Act and any other rule or regulation of the SEC that may at any time permit the sale of Registrable Securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees to:

(a) make and keep public information available, as those terms are understood and defined in SEC Rule 144, at all times after the effective date of the Initial Public Offering;

(b) take such action as is necessary to enable the Holders to utilize Form S-3 for the sale of its Registrable Securities, such action to be taken as soon as practicable after the end of the fiscal year in which the first registration statement filed by the Company for the offering of its securities to the general public is declared effective;

(c) file with the SEC in a timely manner all reports and other documents required of the Company under the Act and the 1934 Act; and

(d) furnish to each Holder, so long as such Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after ninety (90) days after the effective date of the Initial Public Offering), the Act and the 1934 Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested in availing such Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration or pursuant to such form.

1.12 Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 1 may be assigned (but only with all related obligations) by a Holder to a transferee, member, retired member or assignee of such securities that (i) is a subsidiary, affiliate, parent, partner, limited partner, retired partner or stockholder of a Holder, or (ii) is a Holder’s immediate family member (spouse or child) or trust for the benefit of an individual Holder, to be bound by and subject to the terms and conditions of this Agreement, including without limitation the provisions of Section 1.13 below; and (c) such assignment shall be effective only if immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Act. For the purposes of determining the number of shares of Registrable Securities held by a transferee or assignee, the holdings of transferees and assignees of a partnership who are partners or retired partners of such partnership (including spouses and ancestors, lineal descendants and siblings of such partners or spouses who acquire Registrable Securities by gift, will or intestate succession) shall be aggregated together and with the partnership.

1.13 Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of a majority in interest of the Registrable Securities then outstanding, enter into any agreement with any holder or prospective holder of any securities of the Company that would allow such holder or prospective holder any registration rights of any kind, including without limitation rights (a) to include such securities in any registration filed under Section 1.3 hereof, unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of such securities will not reduce the amount of the Registrable Securities of the Holders that are included or (b) to make a demand registration.

1.14 “Market Stand-Off” Agreement. If so requested by the Company and the managing underwriter, each Holder hereby agrees that it will not, directly or indirectly, without the prior written consent of the Company and the managing underwriter, during the period commencing on the date of the final prospectus relating to the initial public offering by the Company and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred eighty (180) days) (i) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock (whether such shares or any such securities are then owned by such Holder or are thereafter acquired), or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise. The foregoing provisions of this Section 1.14 shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement, and shall only be applicable to a Holder if the parties to this Agreement (and in the case of the Founder, such lockup agreement shall cover all securities of the Company owned by the Founder) and all officers, directors, employees, and holders of at least one percent (1%) of the then outstanding share capital of Company enter into similar agreements, and if the Company or any underwriter releases any of the foregoing persons from the sale restrictions so undertaken, then each Holder shall be notified prior to such release and shall itself be simultaneously released to the same proportional extent. The Company shall require all future acquirers of the Company’s securities holding at least one percent (1%) of the then outstanding share capital of the Company to execute prior to a Qualified Public Offering a market stand-off agreement containing substantially similar provisions as those contained in this Section 1.14. Notwithstanding the foregoing, nothing in this Section 1.14 shall prevent a Holder from making a transfer of any Common Stock that was listed on a recognized regional or national exchange or quotation system in the United States, Hong Kong, Singapore or any other jurisdiction at the time it was acquired by such Holder or was acquired by such Holder pursuant to Rule 144A of the Act, including any shares acquired in the initial public offering by the Company.

In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Registrable Securities of such Holder (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period.

1.15 Listing in Hong Kong. Without limiting the generality of the foregoing provisions in this Section 1, in the event of a listing of the Company’s securities in Hong Kong (the “Listing”):

(a) The selection of Hong Kong as the jurisdiction, and the relevant exchange as the exchange, for the Listing shall be subject to the prior written approval of Holders of at least a majority in interest of the Registrable Securities;

(b) The selection of the sponsor and/or lead manager (and any co-managers) for the Listing shall be subject to the prior written approval of Holders of at least a majority in interest of the Registrable Securities;

(c) Each Holder of Registrable Securities shall have the right to include and sell all of the Registrable Securities held by it in such Listing, prior and in preference to any other then-outstanding securities being included in the Listing;

(d) Each Holder of Registrable Securities shall have the right to attend all meetings in connection with the Listing where the Company is present;

(e) The determination of the price at which the Registrable Securities are to be listed in such Listing shall be subject to the prior written approval of Holders of at least a majority in interest of the Registrable Securities;

(f) All expenses incurred in connection with the inclusion and sale of any Registrable Securities held by any Holder (including all reasonable fees and disbursements of counsel for the Holder) shall be borne by the Company;

(g) At any time after the first anniversary of the date of this Agreement, at the written request from Holder of at least a majority in interest of the Registrable Securities for a Listing, the Company shall use its best efforts to effect such Listing on terms and subject to conditions as agreed upon between the Company and such Holder; and

(h) The Company shall not require any Holder to hold, or refrain from transferring, any of its shares in the Company beyond the specific period(s) as set forth in the listing rules applicable to such Listing.

1.16 Termination of Registration Rights. No Holder shall be entitled to exercise any right provided for in this Section 1 after a Qualified Public Offering or, as to the Holder, such earlier time at which all Registrable Securities held by such Holder (and any affiliate of such Holder with whom such Holder must aggregate its sales under Rule 144) can be sold in any ninety (90) day period without registration in compliance with Rule 144 of the Act.

2. Information Rights; Board Representation.

2.1 Information Rights. The Company covenants and agrees that, commencing on the date of this Agreement, the Company will deliver to the Holder in a timely manner:

(a) audited annual consolidated financial statements prepared in accordance with generally accepted accounting principles in the United States, consistently applied (“U.S. GAAP”) and audited by an accounting firm registered with the Public Company Accounting Oversight Board, selected by the Company and reasonably acceptable to the Holder, within ninety (90) days after the end of each fiscal year;

(b) unaudited consolidated quarterly financial statements prepared by Company management in accordance with U.S. GAAP, within forty-five (45) days after the end of each such period, certified by the Chief Financial Officer of the Company;

(c) unaudited consolidated monthly financial statements, together with a monthly report on the execution of capital expenditures, both will be prepared by Company management, and delivered to the Holder within ten (10) days following the end of each such period, certified by the Chief Financial Officer of the Company;

(d) a consolidated annual business plan (the “Business Plan”) including reasonably detailed monthly financial budgets, capital budgets and any amendments to the Business Plan approved as of the date hereof, within forty-five (45) days after the end of each fiscal year;

(e) copies of the Company’s annual reports to shareholders and any quarterly, interim, annual extraordinary or other reports (including reports on Forms 10-K, 10-Q and/or 8-K) promptly after such documents are filed with the appropriate securities exchange or regulatory authority;

(f) minutes of all board meetings, board consents and resolutions and copies of all documents and other information sent to any holder(s) of the Company’s securities;

(g) written notice describing in reasonable detail the occurrence of any material event or condition affecting the business and financial condition of any Group Company; and

(h) upon the written request by the Holder, such other information as the Holder shall reasonably request (collectively, the “Information Rights”). All financial statements to be provided to the Holder pursuant to this Section 2.1 shall be prepared in the English language and in conformance with U.S. GAAP. The Information Rights of the Holder hereunder shall terminate upon consummation of a Qualified Public Offering.

2.2 Inspection Rights. The Company covenants and agrees that, commencing on the date of this Agreement, and for so long as the Holder holds at least 500,000 shares of Series A Preferred Stock or 500,000 shares of Common Stock, the Holder shall have standard inspection rights, including without limitation the rights to inspect the facilities, records and books of the Company and any of the other Group Companies during normal business hours and upon reasonable advance notice, and to discuss the business, operations and conditions of the Company and other Group Companies, and to discuss the business, operations and conditions of the Company and other Group Companies with their respective directors, officers, employees, accountants, legal counsel and investment bankers.

2.3 Termination of Rights. Except as set forth in Section 2.4 below, the foregoing information and inspection rights shall terminate upon the closing of a Qualified Public Offering.

2.4 Information Rights (Post-Qualified Public Offering). The Company covenants and agrees that, for a period of three (3) years following the closing of a Qualified Public Offering and for so long as any Holder holds at least 500,000 shares of Series A Preferred Stock or 500,000 shares of Common Stock, the Company will deliver to such Holder (i) copies of any quarterly, interim, annual, extraordinary, or other reports, if any (including reports on Forms 10-K, 10-Q and 8-K) filed by the Company promptly after such documents are filed by the Company with the SEC or any other relevant securities exchange, regulatory authority or government agency, provided, however, that the Holder shall not be provided with such documents before they are also generally available to the other shareholders of the Company, and (ii) copies of any annual reports to shareholders or other materials delivered to any other shareholder.

2.5 Board Representation. The Company’s Amended and Restated Certificate of Incorporation (the “Restated Certificate”) shall provide that the Company’s Board shall consist of five (5) members, which number of members shall not be changed except pursuant to an amendment to the Restated Certificate. Effective upon consummation of the First Closing (as defined in the Stock Purchase Agreement), the Holders shall be entitled to appoint and remove (a) three (3) directors, including the chairman of the board, of each of the Company, Rhohan and the PRC Subsidiary, if and for so long as the shares of Common Stock and Series A Preferred Stock (on an as converted to Common Stock basis) held by the Holders represent at least 50% of, (b) two (2) directors of each of the Company, Rhohan and the PRC Subsidiary if and for so long as the shares of Common Stock and Series A Preferred Stock (on an as converted to Common Stock basis) held by the Holders represent at least 10% but less than 50% of, and (c) one (1) director of each of the Company, Rhohan and the PRC Subsidiary, if and for so long as the shares of Common Stock and Series A Preferred Stock (on an as converted to Common Stock basis) held by the Holders represent at least 5% but less than 10% of, the Company’s total outstanding shares of Common Stock and Series A Preferred Stock (on an as converted to Common Stock basis) (excluding shares issuable upon the exercise of outstanding warrants and opinions, if any). If the shares of Common Stock and Series A Preferred Stock (on an as converted to Common Stock basis) held by the Holders represent less than 5% of the Company’s total outstanding shares of Common Stock and Series A Preferred Stock (on an as converted to Common Stock basis), the rights to appoint directors under this Section 2.5 shall cease.

The Company shall reimburse the directors appointed by the Holder or any affiliated Holder for all reasonable expenses (including airfare (business class for flights longer than 5 hours), transportation, meals and lodging) incurred in connection with attending any meetings of the Board, and any board meetings of Rhohan and the PRC Subsidiary, and all committees thereof.

2.6 PRC Subsidiary. The board of directors of any subsidiary of the Company, including without limitation Rhohan and the PRC Subsidiary, shall have the same number of directors and consist of the same directors as that of the Company.

3. Protective Provisions.

3.1 Acts of a Group Company. In addition to such other limitations as may be provided in the Restated Certificate, so long as the shares of Series A Preferred Stock held by the Investor and its subsidiaries and affiliates represent at least 8% of the Company’s total outstanding shares of Common Stock and Series A Preferred Stock (on an as converted to Common Stock basis), each Group Company shall not, without first obtaining prior written approval (by vote or written consent, as provided by law) of the Investor (but not the other Holders, including any subsidiary or affiliate of the Investor):

(a) authorize or issue, or obligate itself to issue, any equity security, including any security convertible into or exercisable for any other equity security, other than stock options or warrants issued under a plan approved by the Holders in accordance with Section 3.1(p) below;

(b) increase or decrease the total number of shares authorized by the Restated Certificate;

(c) effect any reclassification or recapitalization of the Common Stock or the Series A Preferred Stock;

(d) declare, set aside or pay any dividends or make any other distribution of any of the Group Company’s assets, including any of the Group Company’s capital stock, or directly or indirectly redeem, purchase or otherwise acquire any such stock of any Group Company or make allocation of various expenses and other liabilities among the Group Companies;

(e) amend or alter the Restated Certificate or Bylaws, directly or indirectly, or cause any Group Company, or any other direct or indirect subsidiary of the Company to amend or alter their respective certificate of incorporation, bylaws or other charter documents, or to amend or terminate any joint venture contract that the Company or any affiliates may have entered into with a third party;

(f) alter or change, whether by merger, consolidation or otherwise, the rights, preferences or privileges of the shares of the Series A Preferred Stock or the Common Stock;

(g) increase or decrease the number of directors on the board of directors of any of the Group Companies from the current number of five (5) directors;

(h) incur any capital expenditure in excess of US$500,000 individually or in the aggregate for any three-month period by any Group Company in any three-month period;

(i) incur or guarantee indebtedness in excess of US$5,000,000 individually or in the aggregate by any Group Company in any calendar year;

(j) enter into any transaction other than in the ordinary course of business or any related party transaction, including without limitation, any transaction involving a Group Company and any Group Company’s shareholders, officers, directors or shareholders, or any affiliate of such shareholder or any of its officers, directors or shareholders (including without limitation, Double Unity and Chengdu Taichang Metal Co., Ltd.);

(k) change or cause any of the Group Companies to change their independent certified auditors or materially change or cause any of the Group Companies to change the accounting policies of any Group Company;

(l) engage any third-party service providers, including without limitation, financial advisors, financial agents, legal counsels, underwriters, management consultants or other consultants;

(m) approve any annual business plan including monthly financial budgets, capital budgets and any amendments to any such business plans;

(n) effect or cause any of the Group Companies to effect any material change of or material deviation from any Group Company’s business as set forth in any approved annual business plan;

(o) appoint, terminate, amend or reassign the job of the Chairman, Chief Executive Officer, Chief Financial Officer, Vice Presidents or any other employee with policymaking authority for any Group Company;

(p) approve or cause any of its Group Companies to approve any employee stock purchase plan, stock incentive plan or other employee benefits plan, or amend any employee stock purchase plan, stock incentive plan or other employee benefits plan to increase the total number of common stock issued or issuable;

(q) list any Group Company’s securities on a stock exchange or quotation system in any jurisdiction; or

(r) approve an initial public offering of any of the Group Companies and any plans relating thereto.

3.2 Acts of the PRC Subsidiary. In addition to such other limitations as may be provided in the Restated Certificate, so long as the shares of Series A Preferred Stock held by the Investor and its subsidiaries and affiliates represent at least 8% of the Company’s total outstanding shares of Common Stock and Series A Preferred Stock (on an as converted to Common Stock basis), the following acts of the PRC Subsidiary shall require the prior written approval of the Investor (but not the other Holders, including any subsidiary or affiliate of the Investor):

(a) any increase of the registered capital of the PRC Subsidiary or transfer of any interest in the PRC Subsidiary;

(b) authorize or issue, or obligate itself to issue, any other equity security or equity-like security of the PRC Subsidiary, including any other security convertible into or exercisable for any other equity security; and

(c) effect or cause any of its subsidiaries to effect any material change or deviation from the annual business scope of the PRC Subsidiary.

4. Miscellaneous.

4.1 Successors and Assigns.

Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any shares of Registrable Securities). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

4.2 Governing Law; Venue.

This Agreement is to be construed in accordance with and governed by the internal laws of the State of New York without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of New York to the rights and duties of the parties. All disputes and controversies arising out of or in connection with this Agreement shall be resolved exclusively by arbitration in Hong Kong under the auspices of the Hong Kong International Arbitration Centre (the “Centre”). There shall be three (3) arbitrators. Each opposing party to a dispute shall be entitled to appoint one arbitrator, and the third arbitrator shall be jointly appointed by the disputing parties or, failing which the Centre shall appoint the third arbitrator. The arbitration proceedings shall be conducted in English. The arbitration tribunal shall apply the UNCITRAL Arbitration Rules as administered by the Centre at the time of the arbitration. The arbitrators shall decide any dispute submitted by the parties to the arbitration strictly in accordance with the substantive laws of New York and shall not apply any other substantive law. Each party shall cooperate with the other in making full disclosure of and providing complete access to all information and documents requested by the other in connection with such arbitration proceedings, subject only to any confidentiality obligations binding on such party. The award of the arbitration tribunal shall be final and binding upon the disputing parties, and the prevailing party may apply to a court of competent jurisdiction for the enforcement of such award.

4.3 Waiver of Right to Jury Trial. THE PARTIES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY IRREVOCABLY WAIVE ALL RIGHT TO TRIAL BY JURY AS TO ANY ISSUE RELATING HERETO IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

4.4 Counterparts and Facsimile Execution.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any counterpart or signature delivered by facsimile shall be deemed for all purposes being good and valid execution and delivery of this Agreement by that party.

4.5 Titles and Subtitles.

The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

4.6 Notices.

Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing and shall be conclusively deemed to have been duly given (a) when hand delivered to the other party; (b) when a printed confirmation sheet verifying successful transmission of the facsimile is generated by the sender’s machine, when sent by facsimile to the number set forth below; (c) five (5) business days after deposit in the mail with first class or certified mail receipt requested postage prepaid and addressed to the other party at the address set forth below; or (d) two (2) business days after deposit with an internationally recognized overnight delivery service, postage prepaid, addressed to the parties as set forth below with next business day delivery guaranteed, provided, however, that the sending party receives a confirmation of delivery from the delivery service provider. A party may change or supplement the addresses given below, or designate additional addresses, for purposes of this Section 3.5 by giving the other party written notice of the new address in the manner set forth above.

To:	Company and Double Unity

Attention:	Mr. Li Yungao
Address:	Xinchang Tonglin Industrial Zone Dayi County Chengdu, Sichuan, PRC 611332
Tele. No.:	(8628)-88293779
Fax No.:	(8628)-88292672

To:	Rhohan

Attention:	Mr. Li Yungao
Address:	Xinchang Tonglin Industrial Zone Dayi County Chengdu, Sichuan, PRC 611332
Tele. No.:	(8628)-88293779
Fax No.:	(8628)-88292672

To:	PRC Subsidiary

Attention:
Address:	Xinchang Tonglin Industrial Zone Dayi County Chengdu, Sichuan, PRC 611332
Tele. No.:	(8628)-88293779
Fax No.:	(8628)-88292672

To:	Investor

Attention:	Mr. Chris Hasson
Address:	Johnson Building 6-22 Dai Shun Street Tai Po Industrial Estate, NT Hong Kong
Tele. No.:	(852)2663 6688
Fax No.:	(852)2663 3702

4.7 Expenses.

If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, or the other agreements contemplated by the Stock Purchase Agreement, the prevailing party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

4.8 Amendments and Waivers.

This Agreement can only be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, only by the written consent of (i) as to any Group Company, by the Company; (ii) as to the Investor, by the Investor; (iii) as to Double Unity, by Double Unity and (iv) as to the holders of Common Stock, by a majority in interest of such holders of Common Stock, provided, that any holder of Common Stock may waive any of its rights hereunder without obtaining the consent of any other holders of Common Stock. Any amendment or waiver effected in accordance with this Section 4.8 shall be binding upon the Group Companies, the Investor and the holders of Common Stock.

4.9 Termination of Agreement.

This Agreement shall terminate and be of no further force or effect upon the consummation of a transaction or series of related transactions which are deemed to be a liquidation, dissolution or winding up of the Company pursuant to the Company’s Restated Certificate, as such Restated Certificate may be amended from time to time.

4.10 Severability.

If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

4.11 Entire Agreement.

This Agreement and the documents referred to herein constitute the entire agreement among the parties with respect to the subject matter hereof and no party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein or therein.

* * *

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

COMPANY:

CHINA AUTOPARTS, INC.

By:
Li Yungao, President

Address:	China Autoparts, Inc.

Facsimile:

RHOHAN:

RHOHAN HOLDINGS LIMITED

By:
Li Yungao, President

Address:	Rhohan Holdings Limited

Facsimile:

PRC SUBSIDIARY:

CHENGDU TONGLIN CASTING INDUSTRIAL CO., LTD.

By:
Li Yungao, President

Address:	Chengdu Tonglin Casting Industrial Co., Ltd.

Facsimile:

INVESTOR:

JE CASTINGS INVESTMENTS LIMITED

By:
Name:	Christopher Hasson
Title:	Director

Address:	Johnson Building
6-22 Dai Shun Street
Tai Po Industrial Estate, NT
Hong Kong

Facsimile:	(852)2663 3702

FOUNDER:

Li Yungao

Address:

Facsimile:

DOUBLE UNITY INVESTMENTS LIMITED

By:
Name:
Title:

Address:

Facsimile: